We consent to the incorporation by reference into the Registration Statement on Form F-10 (the "Form F-10") of Cybin Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and any amendments thereto, of our report, dated June 27, 2023, with respect to the consolidated statements of financial position of the Company as of March 31, 2023 and 2022, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

We also consent to the reference to us under the caption "Auditor, Transfer Agent and Registrar" in the short-form base shelf prospectus contained in the Form F-10 and the caption "Interest of Experts in the management information circular of the Company dated September 13, 2023 that is incorporated by reference into the Form F-10.

/s/ Zeifmans LLP
Toronto, Canada	Chartered Professional Accountants
December 29, 2023	Licensed Public Accountants

201 Bridgeland Avenue | Toronto Ontario | M6A 1Y7 | Canada	zeifmans.ca T: 416.256.4000